    NEWS RELEASE

At RF Micro Devices                                                 At the Financial Relations Board
Dean Priddy                        Doug DeLieto                     Joe Calabrese
Chief Financial Officer         VP, Investor Relations         (212) 827-3772
(336) 931-7152                  (336) 931-7968

For Immediate Release
April 26, 2005
RF MICRO DEVICES ANNOUNCES FINANCIAL RESULTS

March 2005 Quarterly Highlights:

         Consistent With Guidance Updated On April 14, Quarterly Revenue Totals $150.4 Million, Quarterly GAAP Net Loss Per Share
   Equals ($0.33) And Pro Forma Net Loss Per Share Equals ($0.09)

         POLARIS™ 2 TOTAL RADIO™ Shipments Total Approximately 2.0 Million Chipsets

         Company Ships First Modules From Beijing Assembly Facility

         RFMD Forecasts Sequential Growth In Revenue And Gross Profit

 Greensboro, NC, April 26, 2005 -- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its fiscal 2005 fourth quarter, ended March 31, 2005.

Financial Results
The Company's results were consistent with updated financial guidance provided on April 14, 2005.  Revenue for the quarter was $150.4 million, a decrease of 8.0% versus revenue of $163.4 million for the corresponding quarter of fiscal 2004, and a sequential decrease of 11.0% versus revenue of $168.9 million for the quarter ended December 31 , 2004.  The year-over-year decline in quarterly revenue was primarily the result of lower sales to handset manufacturers in Asia and the decline in the U.S. market for TDMA handsets.  The sequential decline in quarterly revenue reflected normal seasonality, partially offset by strength at a tier-one handset manufacturer in Asia and share gains in the market for EDGE cellular transceivers.

Gross profit for the quarter was $45.0 million, a decrease of 26.2% versus $60.9 million for the prior-year period, and a sequential decrease of approximately 23.0% from $58.4 million for the quarter ended December 31, 2004.  Gross profit margin in the March 2005 quarter was 29.9%, versus 34.6% in the prior quarter and 37.3% in the corresponding quarter of fiscal 2004.  The year-over-year and sequential decreases in gross profit margin were primarily attributable to lower sales volumes.

Net loss in accordance with U.S. generally accepted accounting principles (GAAP) for the quarter ended March 31, 2005 was ($62.2) million, or ($0.33) per diluted share, compared with a GAAP net loss of ($0.9) million, or ($0.00) per diluted share, for the quarter ended March 31, 2004.  This compares sequentially to GAAP net income of $0.6 million, or $0.00 per diluted share, for the prior quarter ended December 31, 2004.

In addition to reporting net income (loss) and net income (loss) per share in accordance with GAAP, RFMD separately reports these items on a non-GAAP basis, referred to as pro forma, in order to exclude the effect of certain non-recurring and non-cash items.  For the purposes of this press release, all references to "pro forma" results reflect non-GAAP financial information.  In the quarter ended March 31, 2005, pro forma results excluded the effects of the previously announced discontinuation of the WLAN chipset development efforts, deferred compensation and intangible amortization and an accounting correction related to lease expenses for prior periods, which amounted to approximately $41.8 million, $2.5 million and $1.5 million, respectively.

After excluding these items, pro forma net loss for the quarter ended March 31, 2005 was ($16.4) million, or ($0.09) per share.  This compares with pro forma net income of $10.2 million, or $0.05 per diluted share, for the quarter ended March 31, 2004, and pro forma net income of $3.6 million, or $0.02 per diluted share, for the quarter ended December 31, 2004.

In the quarter ended March 31, 2004, pro forma results excluded approximately $3.4 million in non-cash expenses related to amortization of deferred stock-based compensation and amortization of transaction-related intangibles as well as a non-cash asset impairment charge of approximately $7.7 million.  In the quarter ended December 31, 2004, pro forma results excluded approximately $3.0 million in non-cash expenses related primarily to the amortization of deferred stock-based compensation and the amortization of transaction-related intangibles.  A reconciliation of the Company's GAAP financial results to pro forma financial results is provided in the financial statement portion of this release.

RF Micro Devices believes pro forma reporting provides useful supplemental information to the investment community and facilitates a better understanding of its results of operations.  RF Micro Devices has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and as a means to analyze its financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in the Company's underlying performance.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Business Outlook And Financial Guidance
For the fiscal 2006 first quarter ending June 30, 2005, RF Micro Devices currently anticipates quarterly revenue in the mid-$150 million range.  The Company also currently expects gross margins in the June quarter will increase.  Quarterly GAAP net loss is expected to be in the range of ($0.03) to ($0.04) per share and quarterly pro forma net loss is expected to be in the range of ($0.02) to ($0.03) per share.

Comments From Management
Bob Bruggeworth, president and CEO of RF Micro Devices, said, "During the March quarter, our POLARIS™ 2 TOTAL RADIO™ shipments totaled approximately two million units, which represented a sequential increase compared to the December quarter.  Our POLARIS™ chipset shipments to date have totaled more than four million units, and we expect continued sequential growth in the June quarter.

"We currently expect year-over-year growth this fiscal year in all three of our business units - cellular, wireless connectivity and infrastructure - as we introduce new technologies and as we capture incremental semiconductor content in our customers' next-generation devices.  We expect continued traction in EDGE, and we are encouraged by customer acceptance of our POLARIS™ Radio Module.  Our POLARIS™ Radio Module incorporates all the necessary filtering and is matched to an RFMD PowerStar® transmit module with integrated pHEMT switch technology. This highly integrated solution, which essentially solves our customers' RF engineering challenges with two placements, has secured design wins from multiple leading handset manufacturers."

Dean Priddy, CFO and vice president of administration, said, "In fiscal 2006, we plan to improve profitability as the year progresses by focusing on manufacturing cost savings initiatives, including yield improvements, increased wafer fabrication facility utilization, in-house assembly and cost savings from our suppliers. We will also be focused on prudent expense control, and we currently expect expenses as a percentage of sales to decrease throughout the year. "

RF Micro Devices will conduct a conference call at 5:00 p.m. ET today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.fulldisclosure.com or www.rfmd.com (under Investor Info).  The call will also be available live by dialing (480) 629-9028, and a replay will be available by dialing (303) 590-3000 and entering pass code 11028842.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones.  The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers.  The Company's products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS).  The Company derives revenue from the sale of standard and custom-designed products.  The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth® products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment.  The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity.  RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes" and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES®, RFMD® and POLARISTM TOTAL RADIOTM are trademarks of RFMD, LLC.  BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.  All other tradenames, trademarks and registered trademarks are the property of their respective owners.

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Financial Tables Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005 (Unaudited)	2004 (Audited)	2005 (Unaudited)	2004 (Audited)

Total revenue	$150,406	$163,421	$634,204	$651,379

Costs and expenses:
Cost of goods sold	105,450	102,517	416,927	405,008
Research and development	45,127	34,355	156,464	128,152
Marketing and selling	12,899	11,601	47,409	45,226
General and administrative	7,285	5,642	25,053	21,135
Other operating expense	41,790	8,204	48,845	9,785

Total costs and expenses	212,551	162,319	694,698	609,306

Operating (loss) income	(62,145)	1,102	(60,494)	42,073
Loss in equity method investee	-	(1,094)	(1,761)	(2,831)
Other income (expense), net	65	(775)	(2,433)	(9,049)

(Loss) income before income taxes	$(62,080)	$(767)	$(64,688)	$30,193
Income tax expense	(116)	(92)	(581)	(485)

Net (loss) income	$(62,196)	$(859)	$(65,269)	$29,708

Net (loss) income per share, diluted	$(0.33)	$(0.00)	$(0.35)	$0.15

Weighted average outstanding diluted shares	187,547	185,819	186,985	213,272

RF MICRO DEVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005 (Unaudited)	2004 (Audited)	2005(Unaudited)	2004 (Audited)

GAAP net (loss) income	$(62,196)	$(859)	$(65,269)	$29,708

Tax-effected adjustments:
Amortization of deferred stock compensation	1,227	1,845	5,375	7,761
Amortization of intangible assets	1,255	1,575	6,223	7,144
Discount and issuance cost write-off related to the extinguishments of the 3.75% convertible debt	-	-	642	2,579
Lease adjustment	1,483	-	1,483	-
In process research and development charge	-	-	6,201	-
Discontinuation of WLAN chipset development efforts	41,790	-	41,790	-
Impairment charge	-	7,678	391	7,678
Pro forma net (loss) income	(16,441)	10,239	(3,164)	54,870

Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	-	1,052	-	3,102
Pro forma net (loss) income plus assumed conversion of notes - Numerator for diluted (loss) income per share	$(16,441)	$11,291	$(3,164)	$57,972

GAAP weighted average outstanding diluted shares	187,547	185,819	186,985	213,272

Adjustments:
Dilutive stock options	-	6,193	-	-
Assumed conversion of 1.50% convertible notes	-	30,144	-	-
Pro forma weighted average outstanding diluted shares	187,547	222,156	186,985	213,272

Pro forma net (loss) income per share, diluted	$(0.09)	$0.05	$(0.02)	$0.27

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2005 (Unaudited)	March 31, 2004 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$26,016	$102,965
Short-term investments	134,828	224,880
Accounts receivable, net	74,545	86,287
Inventories	75,090	58,552
Other current assets	16,487	10,098
Total current assets	326,966	482,782

Property and equipment, net	339,624	280,356
Goodwill	119,694	110,006
Long-term investments	59,630	62,908
Intangible assets, net	11,316	50,165
Other assets	3,033	1,799
Total assets	$860,263	$988,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$74,049	$55,548
Other short-term liabilities, net	5,344	336
Total current liabilities	79,393	55,884

Long-term debt, net	226,168	324,626
Other long-term liabilities	5,876	4,368
Total liabilities	311,437	384,878

Shareholders' equity:
Total shareholders' equity	548,826	603,138

Total liabilities and shareholders' equity	$860,263	$988,016